Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports Second-Quarter 2013 Financial Results

Marketing Campaign Results in 16.5% Increase in Comparable Sales

for DXL Stores Open More Than One Year

Plans to Expand Scope of Fall Marketing Campaign

Revises Full-Year Guidance

CANTON, Mass., August 23, 2013 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the second quarter of fiscal 2013.

Second Quarter Fiscal 2013 Highlights

•	Sales were $97.6 million compared with $100.5 million in the second quarter of fiscal 2012.

•

Loss from continuing operations was $(0.03) per diluted share, compared with income from continuing operations of $0.06 per diluted share in the second quarter of fiscal 2012. Destination XL (DXL) transition costs and increased marketing costs related to the DXL national ad campaign totaled $0.09 per diluted share for the second quarter of fiscal 2013.

•

The Company operated a total of 65 DXL stores as of August 3, 2013 with a combined comparable sales increase of 28.8%, and a 16.5% comparable sales increase for the 29 DXL stores open longer than one year supported by the Company’s national marketing campaign.

•	Opened 11 DXL stores and closed 23 Casual Male XL stores.

•	DXL dollars per transaction increased 23% from the prior year’s second quarter.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the second quarter of fiscal 2013:

		# of Stores	Comparable Sales %
Total Comparable Sales for Q2 2013			3.8%
Retail Business	Total comparable retail stores	388	6.9%
	DXL comparable stores (1)	65	28.8%
	Casual Male XL and Rochester Clothing stores	323	0.8%
Direct Business			(9.8%)
	E-commerce		(2.7%)
	Catalog		(51.7%)

(1)	Of the 65 comparable DXL stores, 29 have been open more than one year and had a comparable sales increase of 16.5% for the second quarter of fiscal 2013.

Management Comments

“The highlight of the quarter was the success of our six-week Destination XL marketing campaign,” said President and CEO David Levin. “The comprehensive campaign included TV advertising as well as a mix of radio and digital marketing. As a result of the campaign, overall DXL comparable store sales increased 28.8% in the second quarter of 2013 from a year ago. Looking specifically at DXL stores that have been open for more than a year, sales climbed an impressive 16.5%. DXL brand awareness increased from 13.0% to 18.0% while sales from waist size 46” and below increased to 40.5% of sales for the second quarter from 36.3% a year ago. We also grew transaction size and generated greater traffic at our DXL stores. On average, our DXL stores experienced a 26.1% increase in new customers for the second quarter of fiscal 2013 compared with last year’s second quarter.

“Our financial results for the second quarter of 2013 exceeded our expectations on the retail side of the business as a result of the positive and significant effect of our marketing campaign. The direct business, however, fell short of our expectations due to softer catalog sales and the lower-than-expected effect from the marketing campaign on web sales. As a result, we are eliminating our catalogs and will be replacing them with much smaller brand mailers. We plan to reallocate the dollars dedicated to catalogs to expand the scope of the fall flight of our brand awareness campaign, including network TV advertising and a seventh week.

“We now believe we will open between 55 to 58 DXL stores in fiscal 2013, lower than our original plan of 57 to 64 DXL stores due to changes in our projected store opening dates. As a result of that factor, and the weaker-than-expected direct business performance, we are revising our guidance for the full fiscal year.

“With an effective marketing campaign to build brand awareness, our DXL stores are beginning to demonstrate their true growth potential. Having seen the very positive results of our first marketing flight, we are increasingly confident that our decision to accelerate our DXL strategy will yield the long-term results that we expected. We are now looking forward to the launch of our expanded fall marketing campaign,” concluded Levin.

Second-Quarter Fiscal 2013 Results

Sales

For the second quarter of fiscal 2013, total sales were $97.6 million compared with $100.5 million in the second quarter of fiscal 2012. The year-over-year decrease in sales was partially offset by an increase in comparable sales for the second quarter of fiscal 2013 of 3.8%, consisting of a 6.9% increase from the retail stores and a 9.8% decrease in the direct business. The increase in the retail stores was primarily driven by the 65 DXL stores that had a comparable increase of 28.8%, which represented approximately 26% of the Company’s comparable retail store sales. Comparable sales for the 29 DXL stores that have been open for more than one year increased 16.5%. Offsetting the overall sales impact of the increase in DXL store comparable sales is an approximate $4.8 million reduction in overall sales from Casual Male XL and Rochester Clothing stores closed since last year which have not been replaced with a DXL store.

With respect to the direct business, sales from the catalog business continued to negatively impact overall sales with a decrease of 51.7% in the second quarter compared with the prior year. Based on the results of catalog sales through the end of the second quarter of fiscal 2013, the Company will be eliminating its catalog mailings in the fall of 2013. The Company anticipates replacing the catalogs with a more cost-effective 16-page direct mailer. The Company has been decreasing its catalog circulations and impressions on existing catalogs over the past year, with impressions down 84% in the second quarter, as part of its shift toward the more profitable e-commerce business. While catalog sales have decreased, the profit margin from the direct business has increased 130 basis points, from 24.9% to 26.2%. In the long-term, the Company expects its e-commerce business to replace the current shortfall in sales from its legacy brand catalogs.

Gross Profit Margin

For the second quarter of fiscal 2013, gross margin, inclusive of occupancy costs, was 46.6% compared with gross margin of 46.4% for the second quarter of fiscal 2012. The increase of 20 basis points was the result of an improvement in merchandise margins of 150 basis points, partially offset by an increase in occupancy costs of 130 basis points.

Selling, General & Administrative

SG&A expenses for the second quarter of fiscal 2013 were 44.4% of sales, compared with 37.4% in the second quarter of fiscal 2012. On a dollar basis, SG&A expenses increased to $43.3 million for the second quarter of fiscal 2013 from $37.6 million for the prior-year quarter. The increase is primarily due to incremental costs of approximately $4.1 million related to marketing costs associated with the launch of the national marketing program in May 2013, increased payroll-related costs, such as pre-opening payroll, training and store operations, of approximately $1.3 million to support the new DXL stores, and an increase in stock-based compensation expense of $0.4 million related to the Company’s long-term incentive program.

Depreciation and Amortization

Depreciation and amortization for the second quarter of fiscal 2013 grew to $4.5 million from $3.7 million for the second quarter of fiscal 2012, primarily due to an increase in capital expenditures related to DXL store growth.

DXL Transition Costs and Marketing Costs

As previously disclosed, the Company is incurring transition costs as it moves to its DXL format, which includes pre-opening rent and payroll, store training, infrastructure costs and increased marketing.

These expenses are start-up costs associated with store openings that will not continue once a DXL store is open. Over the next three years, the Company expects to incur transition costs of approximately $10 million per year, primarily associated with lease terminations as a result of early store closures, as well as additional SG&A expenses to support the accelerated rollout.

The results for the second quarter of fiscal 2013 include DXL transition costs of approximately $3.1 million, which includes $1.3 million of pre-opening occupancy costs and lease exit costs, $1.3 million of SG&A expenses related to pre-opening payroll, training, store operation and test marketing and $0.5 million related to trademark amortization. In addition, marketing costs increased $4.1 million related to the Company’s national marketing campaign, for a total of approximately $7.2 million, or $0.09 per diluted share.

Tax Rate

On a continuing income basis, for the first six months of fiscal 2013, the effective tax rate was 26.1% compared with 40.4% for the first six months of fiscal 2012. The effective tax rate for fiscal 2013 is expected to be approximately 35.0%.

Income (Loss) from Continuing Operations

Loss from continuing operations for the second quarter of fiscal 2013 was $(1.6) million, or $(0.03) per diluted share, compared with income from continuing operations of $3.0 million, or $0.06 per diluted share, for the second quarter of fiscal 2012. The decrease in earnings was primarily attributable to the $0.09 per diluted share in DXL transition and marketing costs included in the second quarter of fiscal 2013.

Net Income (Loss)

Net loss for the second quarter of fiscal 2013 was $(1.6) million, or $(0.03) per diluted share, compared with net income of $1.2 million, or $0.03 per diluted share, for the second quarter of fiscal 2012.

Cash Flow

Cash flow from operations was $5.7 million for the first six months of fiscal 2013 compared with $10.8 million for the first six months of fiscal 2012. Free cash flow from operations (as defined below under “Non-GAAP Measures”) decreased by $14.7 million to $(15.4) million from $(0.7) million for the first six months of fiscal 2012, largely due to the decrease in operating income and partly due to increased marketing costs, and higher capital expenditures related to the DXL store openings.

Balance Sheet & Liquidity

At August 3, 2013, the Company had cash and cash equivalents of $5.1 million, outstanding borrowings of $12.3 million, and $78.1 million available under its credit facility.

Inventory was $107.9 million, compared with $104.2 million at the end of fiscal 2012 and $103.6 million at July 28, 2012. At August 3, 2013, compared with July 28, 2012, inventory dollars increased 4.1%, while units increased by 2.5%. Unit inventories in branded apparel have increased due to more open DXL stores, which have a greater mix of branded apparel and therefore a higher cost.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2011		Year End 2012		First Six Months 2013		Year End 2013E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	352	1,241	312	1,105	252	885
Destination XL	16	159	48	475	65	623	104	961
Rochester Clothing	14	122	12	108	11	95	10	75
Total	450	1,777	412	1,824	388	1,823	366	1,921

Fiscal 2013 Outlook

Based on results for the first six months of fiscal 2013 and the change in the projected store opening dates for some new DXL stores, management is updating its expectations and financial guidance for the fiscal year ending February 1, 2014 as follows:

•	Comparable sales increase of 6% to 7% and total sales of $395.0 million to $400.0 million.

•	Open 55 to 58 DXL stores while closing 100 to 105 Casual Male XL and Rochester Clothing stores.

•	The Company expects gross profit margin to change +/- 10 basis points from fiscal 2012 to a range of 46.4% to 46.6%.

•

SG&A costs are now expected to be in the range of $167.0 to $169.0 million. SG&A costs are expected to be lower than initially anticipated due to less variable costs related to the change in projected store opening dates.

•	EBITDA (non-GAAP) in the range of $17.0 to $18.0 million, due to lower sales volume at the direct business; operating margins are expected to be approximately (0.5)%.

•	Earnings per diluted share in the range of a net loss of $(0.03) to $(0.05), as a result of the lower sales volume.

•	Capital expenditures of approximately $56.5 million, partially offset by $11.5 million in tenant allowances in fiscal 2013.

•	The Company continues to expect borrowings at the end of fiscal 2013 will be $10.0 to $15.0 million.

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, August 23, 2013 at 9:00 a.m. ET. Those who wish to listen to the live webcast should visit the “Investors” section of the Company’s website. The live call also can be accessed by dialing: (888) 576-4387. Please reference conference ID: 6110551. An archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the above discussion refers to free cash flow and EBITDA (earnings before income taxes and depreciation and amortization), which are non-GAAP measures. The presentation of these non-GAAP measures are not measures determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measures “free cash flows” and “EBITDA” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. See table below for reconciliation. The Company calculates forecasted EBITDA for fiscal 2013 of $17.0 to $18.0 million as forecasted operating loss of between $1.0 to $2.0 million plus the add-back of depreciation and amortization of $19.0 million.

The above discussion also includes the earnings per share impact of incremental costs that have been incurred in connection with the Company’s DXL growth initiative and the increase in marketing costs of $7.2 million in the aggregate, or $0.09 per diluted share, for the second quarter of fiscal 2013. The $0.09 per diluted share was calculated, using the second quarter effective tax rate of 38.5%, by taking the net of $7.2 million less $2.8 million of tax divided by outstanding diluted shares of 48.5 million.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, costs, capital expenditures, borrowings, EBITDA, revenue and earnings expectations for fiscal 2013, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 15, 2013, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the six months ended		Projected
(in millions)	August 3, 2013	July 28, 2012	Fiscal 2013
Cash flow from operating activities (GAAP)	$5.7	$10.8	$34.5 (1)
Less: Capital expenditures	(21.1)	(11.5)	(56.5)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (non-GAAP)	$(15.4)	$(0.7)	$(22.0)

(1)	Projected cash flow from operating activities for fiscal 2013 includes an estimated $11.5 million in lease incentives

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Sales	$97,648	$100,504	$191,242	$196,043
Cost of goods sold including occupancy	52,155	53,867	101,266	103,803

Gross profit	45,493	46,637	89,976	92,240
Expenses:
Selling, general and administrative	43,321	37,626	81,653	75,385
Depreciation and amortization	4,513	3,744	8,683	7,434

Total expenses	47,834	41,370	90,336	82,819

Operating income (loss)	(2,341)	5,267	(360)	9,421
Interest expense, net	(241)	(122)	(419)	(287)

Income (loss) from continuing operations before income taxes	(2,582)	5,145	(779)	9,134
Provision (benefit) for income taxes	(995)	2,151	(203)	3,690
Income (loss) from continuing operations	(1,587)	2,994	(576)	5,444
Loss from discontinued operations, net of taxes	—	(1,756)	—	(1,937)

Net income (loss)	$(1,587)	$1,238	$(576)	$3,507

Net income (loss) per share—basic:
Income (loss) from continuing operations	$(0.03)	$0.06	$(0.01)	$0.11
Loss from discontinued operations	$—	$(0.03)	$—	$(0.04)
Net income (loss) per share -basic	$(0.03)	$0.03	$(0.01)	$0.07
Net income (loss) per share— diluted:
Income (loss) from continuing operations	$(0.03)	$0.06	$(0.01)	$0.11
Loss from discontinued operations	$—	$(0.03)	$—	$(0.04)
Net income (loss) per share- diluted	$(0.03)	$0.03	$(0.01)	$0.07
Weighted-average number of common shares outstanding:
Basic	48,479	47,944	48,385	47,804
Diluted	48,479	48,282	48,385	48,242

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

August 3, 2013 and February 2, 2013

(In thousands)

	August 3, 2013	February 2, 2013
ASSETS
Cash and cash equivalents	$5,146	$8,162
Inventories	107,859	104,211
Other current assets	15,367	14,088
Property and equipment, net	83,817	65,942
Intangible assets	5,191	6,256
Deferred tax assets	45,493	45,313
Other assets	2,394	1,973

Total assets	$265,267	$245,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$72,884	$65,683
Borrowings under credit facility	12,336	—
Deferred gain on sale-leaseback	18,317	19,050
Stockholders’ equity	161,730	161,212

Total liabilities and stockholders’ equity	$265,267	$245,945